Exhibit 99.1

NEWS RELEASE

Contact:	Steven J. Janusek
Executive Vice President & CFO
sjanusek@reddyice.com
800-683-4423

REDDY ICE GROUP ANNOUNCES EXTENSION OF EXPIRATION DATE IN THE
TENDER OFFER AND CONSENT SOLICITATION
OF ITS 8 7/8% SENIOR SUBORDINATED NOTES DUE 2011

DALLAS, TEXAS – JULY 18, 2005 – Reddy Ice Group, Inc. (“Reddy Ice”) today announced that it is extending the Expiration Date to its previously announced tender offer and consent solicitation for its outstanding 8 7/8 % senior subordinated notes due 2011 (the “Notes”) to 5:00 p.m., New York City time, on August 12, 2005, unless further extended or terminated.  Reddy Ice will pay the consent payment to all holders of the Notes who validly tender their Notes prior to 5:00 p.m., New York City time, on August 12, 2005, the new Expiration Date.

As of 5:00 p.m., New York City time, on July 15, 2005, tenders and consents had been received with respect to approximately 99.9% of the outstanding principal amount of the Notes.  The consent condition has been satisfied with respect to the Notes.  The Consent Date was 5:00 p.m., New York City time, on April 12, 2005, and any Notes that were tendered prior to, or that are tendered after, the Consent Date may not be withdrawn and the related consents may not be revoked.

Reddy Ice also announced that assuming a Payment Date of August 15, 2005, the first business day after the new Expiration Date, the Total Consideration for each $1,000 principal amount of Notes validly tendered and not validly withdrawn prior to the Expiration Date is $1,113.63.  In addition, each tendering holder of Notes will be paid accrued and unpaid interest from the last interest payment date up to, but not including, the Payment Date.  The Total Consideration was determined based on the formula set forth in the Offer to Purchase with a Price Determination Date of April 13, 2005.  The Total Consideration may be higher or lower, based on this formula, depending on the actual Payment Date.

The Notes are being tendered pursuant to Reddy Ice’s Offer to Purchase and Consent Solicitation Statement dated March 22, 2005, as amended by the Supplement and Amendment to the Offer to Purchase and Consent Solicitation Statement, dated April 5, 2005 (collectively, the “Offer to Purchase”) which more fully sets forth the terms and conditions of the cash tender offer to purchase any and all of the outstanding principal amount of the Notes as well as the consent solicitation to eliminate substantially all of the restrictive covenants and certain events of default contained in the Indenture.

The tender offer and consent solicitation are subject to the satisfaction of certain additional conditions, including Reddy Ice having available funds sufficient to pay the aggregate Total Consideration from the anticipated proceeds of a new senior credit facility and from an offering of equity by Reddy Ice Holdings, Inc. in connection with the initial public offering of its common stock.  In the event that the tender offer and consent solicitation are withdrawn or otherwise not completed, the Total Consideration, including the consent payment, will not be paid or become payable to holders of the Notes who have tendered their Notes and delivered consents.

This release does not constitute an offer to purchase, a solicitation of an offer to sell or a solicitation of consent with respect to any securities. The full terms of the tender offer and the consent solicitation are set forth in the Offer to Purchase and in the related Consent and Letter of Transmittal and the other related documents.  Capitalized terms used herein but not otherwise defined herein have the meanings ascribed to them in the Offer to Purchase.

Credit Suisse First Boston LLC is the sole Dealer Manager and Solicitation Agent for the tender offer and consent solicitation.  Questions regarding the tender offer and consent solicitation may be directed to Credit Suisse First Boston LLC, Liability Management Group, at (800) 820-1653 (US toll-free) and (212) 538-0652 (collect).  Copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be obtained from the Information Agent for the tender offer and consent solicitation, Morrow & Co., Inc., at (800) 654-2468 (US toll-free) and (212) 754-8000 (collect).

Company Information and Forward-Looking Statements

Reddy Ice manufactures and distributes packaged ice, serving approximately 82,000 customer locations in 31 states and the District of Columbia under the Reddy Ice brand name.

The disclosures herein include forward-looking statements.  We believe the expectations reflected in such forward-looking statements are accurate.  However, we cannot assure you that such expectations will occur.  Forward-looking statements often include words such as “may,” “should,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “predict,” “plan,” “potential,” and “continue” and the negatives of these terms and variations of them in similar terminology.  The forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from future results expressed or implied by the forward-looking statements.

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